SPECIAL CONFERENCE CALL
                 PROFFITT'S/CARSON'S ANNOUNCEMENT
                         October 30, 1997

Brad Martin

This is Brad Martin, the Chairman and Chief Executive Officer of Proffitt's, Inc. I'm joined on the call today by Stan Bluestone, the Chairman and Chief Executive Officer of Carson's, and Julia Bentley, the Senior VP of Investor Relations for Proffitt's, Inc. (Introduce any others on the call).

I would like to thank each of you for taking the time to join us for the call today. The purpose of our call is to outline the proposed business combination between Proffitt's, Inc. and Carson
Pirie Scott & Co. and to answer questions you may have.

Proffitt's will combine its business with Carson's in a stock-for-stock, tax-free transaction that will be accounted for as a pooling of interests. Each share of Carson's Common Stock will. be exchanged for between 1.7 and 1.8 shares of Proffitt's Common
Stock, depending upon the average stock price closer to the closing date. This exchange ratio reflects Proffitt's recent 2-for-1 stock split. Proffitt's will issue approximately 29.7 million shares in the transaction, representing a transaction equity value of approximately $790 million, based on Proffitt's October 24 closing stock price (adjusted for the split) of $27.125 per share.

The Boards of both companies have approved the transaction. The merger is expected to be completed in early 1998 and is subject to certain conditions, including an effective registration statement filed with the SEC, a filing under the Hart-Scott-Rodino Antitrust Act, regulatory approval under federal banking laws, and approval by the shareholders of both companies.

Upon completion of the transaction, Carson's will operate as a division of Proffitt's, Inc., with its divisional headquarters in Milwaukee. Stan will remain Chairman and CEO of Carson's.

For those of you that may be unfamiliar with either Proffitt's or Carson's, let me take a minute to give you an overview of Proffitt's, and I'll ask Stan to do the same for Carson's.

Proffitt's, Inc. is a leading regional department store company offering moderate to better brand name and private label fashion apparel, accessories, cosmetics, and decorative home furnishings. The Company currently operates five divisions under the names of Proffitt's, McRae's, Younkers, Parisian, and Herberger's. The Company's stores are primarily anchor stores in leading regional malls, and are principally located throughout the Southeast, Midwest, and Great Plains regions of the U.S. Our stores are located in both smaller communities like Elizabethtown, Kentucky and Greenville, Mississippi, where we are the only traditional branded department store in the market, and in midsized to major metropolitan areas, like Knoxville, Tennessee, Birmingham, Alabama, and Des Moines, Iowa, where we are a leading department store in the market. We operate approximately 16.5 million square feet of space.

Proffitt's has grown from its base of just 5 stores in metropolitan Knoxville to 177 stores in 24 states during the last 9 years. This dynamic growth was primarily achieved through a series of successful acquisitions including McRae's in 1994, Younkers and Parisian in 1996, and Herberger's in 1997. For the twelve months ended August 2, 1997, Proffitt's achieved record sales of $2.2 billion, net income before non-recurring items of $67.3 million, and fully diluted earnings per share before non-recurring items of $2.32.

I'd like to ask Stan to give a little background on Carson's.

Stan Bluestone

Carson Pirie Scott is a leading regional department store company also offering moderate to better brand name and private label fashion apparel, accessories, cosmetics, and home furnishings. Our company's 52 department stores operate under the names of Carson Pirie Scott, Boston Store, and Bergner's, and are located in Illinois, Wisconsin, Indiana and Minnesota. Carson's stores are primarily located in mid-sized to larger metropolitan areas and are in leading regional malls. Twenty-eight of our department stores are located in the greater Chicago area. We also operate four free-standing furniture stores in Illinois and Wisconsin. We operate approximately 8.1 million square feet of space.

For the twelve months ended August 2, 1997, Carson's achieved sales of $1.143 billion, net income of $31.6 million, and operating earnings per share of $2.43.

Brad Martin

Thank you Stan.

Upon completion of this transaction, Proffitt's, Inc. will operate six separate department store divisions: Proffitt's, headquartered in Knoxville, Tennessee, with 19 stores; McRae's, headquartered in Jackson, Mississippi, with 31 stores; Younkers, headquartered in Des Moines, Iowa, with 50 stores; Parisian headquartered in Birmingham, Alabama, with 40 stores; Herberger's, headquartered in St. Cloud, Minnesota, with 37 stores; and Carson's, headquartered in Milwaukee, Wisconsin, with 52 department stores.

We are very excited about combining the two premier regional department store chains and creating the fourth largest traditional department store company in the United States. The combined enterprise will operate over 230 stores with over 24 million feet of space in 24 states with annual revenues in excess of $3.5 billion. This merger will help to assure that Proffitt's will be a strong, long-term competitor in this industry and will produce an enterprise which will provide further opportunities for our associates and value for our shareholders.

I would like to go over the rationale behind business combination.

First, this combination significantly extends our Midwestern presence, particularly in greater Chicago, Milwaukee, and central Illinois, providing a platform for future expansion. The contiguous geographic relationship of our stores, with only seven overlapping units, makes this combination a natural fit. This business combination positions the Company to pursue additional growth opportunities in the mid-western section of the U.S. Carson's has outstanding real estate locations, and the stores are in excellent condition. A program has been in place whereby approximately 70% of Carson's existing stores are new or have been renovated within the last five years.

Second, the merchandising strategies of the companies are very similar, with both emphasizing branded and selected private-label merchandise targeted to middle- and upper-income families. Premier brands carried by our stores typically include Liz Claiborne, Calvin Klein, Jones New York, Guess, Tommy Hilfiger, Nautica, Polo/Ralph Lauren, Estee Lauder, Clinique, Lancome, Enzo, Nine West, Coach, Waterford, Calphalon, and Bali. We believe there are opportunities to improve the merchandising operations of the combined business through strengthened vendor relationships, sharing of management personnel, and private label development. These efforts will be led by the Proffitt's Merchandising Group. The buying power of the combined company will be substantially enhanced through the addition of Carson's.

Third, this transaction lowers the financial leverage of Proffitt's, strengthening our balance sheet and providing additional flexibility for future growth opportunities. Upon the successful completion of the transaction, we expect our total debt to total capitalization will approximate 27%, a decline from approximately 40% presently. At year end (subsequent to the closing), senior debt to total capital will approximate just 20%. The combined business is expected to generate substantial free cash flow.

We believe that the addition of Carson's will be modestly accretive to the earnings of Proffitt's, Inc. beginning in 1998 even without the realization of synergies. We certainly expect meaningful synergies out of the combined business. I'll discuss these anticipated synergies a little later on the call.

Our Company has had a long-standing respect for Carson's management, merchandising strategies, customer service standards, and reputation in its markets and throughout the vendor community. Carson's is a well-run business positioned for growth and one that has made significant capital investments in both store remodeling and management information systems.

Proffitt's has invested in the infrastructure and management necessary to execute our aggressive growth strategy. This acquisition is consistent with that strategy. This transaction is also consistent with Proffitt's corporate history of expanding our franchise and creating shareholder value through accretive business combinations. We are excited about the prospect of combining these two well-positioned, leading companies and complementing our respective strengths. This combined business will be of a size to enjoy substantial benefits associated with increased economies of scale in the consolidating department store industry, while retaining the flexibility to serve our customers effectively on a market by market basis.

Stan Bluestone

We believe Proffitt's is indeed an ideal partner for Carson's. Proffitt's has a terrific culture and an exemplary reputation in the way it treats its associates, customers and business partners. Our combination with Proffitt's will provide our associates and our shareholders with a bright future and a substantial interest in the fastest growing department store company in the country and in a company with a proven record for creating shareholder value through successful business combinations and outstanding financial performance.

Proffitt's operating structure and philosophy will enable our organization to operate as a separate division within Proffitt's, Inc., while enjoying the many benefits of shared resources and economics of scale. Our merchandising, stores and advertising staffs will be headquartered in Milwaukee. In addition, Proffitt's intends to maintain management information systems operations and other support functions in Milwaukee and Carson's credit operations center in Chicago to appropriately support the Carson's business. We are confident that this structure and Proffitt's growth orientation will create further opportunities for our team.

Brad Martin

Merchandising Initiatives

About 6% of Proffitt's business is private label and about 8% of Carson's business is private label. While Proffitt's, Inc. will remain a branded department store company, a major initiative currently underway at the Company (being led by the Proffitt's Merchandising Group) is the development and implementation of an exciting new private brand program that will enhance merchandise margins, create further differentiation from competitors through unique, high quality product offerings, and allow the Company to lower its operating costs through reducing our relationships with the outside buying offices (AMC and Frederick Atkins) which have traditionally coordinated these programs. The Company's new private brand program will be introduced throughout 1998, and the newly developed products may be carried at the Carson's stores as well. The new product offerings are in five key areas: women's career, women's casual, men's casual, children's, and home. The Company intends to increase private brands to approximately 12% of total company sales over the next two years.

Carson's has some very well-developed businesses, such as feminine apparel, home, and cosmetics. We see further opportunities to develop key businesses at Carson's in such areas as shoes (which is a leased business), men's, and children's. We will continue to use the best practices approach to develop key businesses and to introduce new vendors and assortments, as appropriate, in each division.

As I previously mentioned, the addition of Carson's volume will enhance our relationships with our key suppliers and should benefit gross margins over time.

Synergies

First, let me note that we have made much progress regarding the synergies process with our Younkers, Parisian, and Herberger's transactions. As you recall, our targeted annualized synergy/cost savings number was $20 million for 1997 and $29 million for 1998. We remain on schedule to achieve these targets.

Of course, we also anticipate meaningful synergies with the Carson's transaction. As soon as practical, designated teams of managers from both Proffitt's and Carson's will begin their work in identifying synergies and best practices that will allow us to most effectively and efficiently operate our existing businesses and to further position the Company for additional growth. We expect synergies of $10 million in 1998, $20 million in 1999, and $40 million in 2000 related to this transaction.

Cost reductions related to the Carson's merger are expected to come in several forms, such as through the elimination of certain duplicate corporate expenses. These types of reductions can be realized very quickly. Additionally, many best practices of the two companies will be implemented throughout the combined corporation. Examples include shared technology and systems, enhanced logistics management at the distribution facilities, and the expansion of Carson's national credit card bank to the Company's other divisions.

Let me note that Proffitt's has been pursuing the establishment of its own nationally chartered credit card bank to serve as the issuer on our private label credit cards. The combination with Carson's will allow us to use the already established National Bank of the Great Lakes to issue cards for all six divisions. This will allow the existing Proffitt's divisions to realize the revenue benefits associated with the bank while eliminating many of the duplicative operating and set-up costs.

Savings also will be recognized on a combined basis through the purchasing power of our increased scale in such areas as property and casualty insurance, associate benefits, advertising, and supply purchasing.

As Stan previously mentioned, the Company intends to maintain management information systems and credit functions in Milwaukee and Chicago, respectively, in order to properly support the Carson's Division. This will increase capacity and reliability in these critical areas for the entire organization and will provide the platform and. Infastructure to support future regional growth.

Carson's EBITDA for the last 12 months ended August 2, 1997 was $101 million, or 8.9% of sales. Proffitt's LTM EBITDA (before non-recurring items) for the same period was $216 million, or 9.6% of sales. Our goal is to increase our combined EBITDA margin
(including Carson's) to in excess of 10% in 1998. Our operating margins should be enhanced through targeted sales growth opportunities, margin improvement, and the realization of meaningful cost savings identified through the Younkers, Parisian, Herberger's, and Carson's synergy processes.

I will now ask Julia Bentley to comment briefly on our timetable for closing the transaction and our planned communications throughout the next couple of months.

Julia Bentley

After the call today, I will be available by phone to clarify any items discussed on today's call or covered in the press release.
Since we are entering a registration and proxy solicitation period, there will be some topics, such as forward-looking financial information, that management from either company will be prohibited from discussing. I will note that on August 21 and 22, we released via press release and conference call certain 1997 income statement guidance that remains unchanged. Excluding Carson's, we are still comfortable with 1997 revenues in the $2.375 billion to $2.425 billion range and fully diluted earnings per share before non-recurring items of $2.84 (or $1.42 adjusted for the recent 2-for-
1 stock split). Our previous stand-alone 1998 targets of revenues in the $2.5 billion to $2.55 billion range and fully diluted earnings per share of $3.40 (or $1.70 adjusted for the stock split) are of course subject to change based on the Carson's transaction.

Our estimated revenues for the combined Company for 1998 range from $3.65 billion to $3.8 billion and upon the aforementioned expected 1998 synergy savings of $10 million, we expect 1998 fully diluted earnings per share to approximate $1.77, adjusted for the stock split.

Upon closing the transaction, the Company will incur certain non-recurring charges related to the merger of the two businesses. The details of these charges will be disclosed shortly after closing.
The majority of the one-time charges should be incurred in the fourth quarter, when the transaction is expected to be consummated. Additional relatively immaterial charges will be incurred throughout 1998.

The forward-looking information presented during this call is premised on many factors. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management's assumptions.

The forward-looking information and statements are based on a series of preliminary projections and estimates, are contingent upon the timely completion of the merger transaction with Carson's, and involve certain risks and uncertainties. Potential risks and uncertainties include such factors as the level of consumer spending for apparel and other merchandise carried by the Company, the competitive pricing environment with the department and specialty store industries, the effectiveness of planned advertising, marketing, and promotional campaigns, appropriate inventory management, realization of planned synergies, and effective cost containment.

We will be pleased to provide you with any historical information about either company that has been previously filed with the SEC. We also have a transaction summary and summary company information that we would be glad to fax or mail you upon request. Please call 423/981-6243 to receive this information.

We have scheduled a luncheon meeting in New York at the Pierre
Hotel on Monday, November 3 at 12:00 noon to discuss the business combination. Both Brad Martin and Stan Bluestone will speak at the luncheon and will be available for questions. To make reservations, please call Julissa Gonzalez at 212/816-8329.

Let me talk a minute about the timing of the transaction. We expect to file Hart-Scott-Rodino in mid-November. We also expect our registration statement to be filed with the SEC on or about November 15 and to be effective by the end of December or early January. Let me note that the registration statement will contain historical pro forma financial information which will be available to the public once effective. We expect to begin the proxy solicitation process in late-December and hold the special shareholders' meetings to vote on the transaction in late-January. We anticipate the transaction will close in early 1998, hopefully in conjunction with our fiscal year end, January 31, 1998. We will be able to resume our regular communications with Wall Street at that time.

Both Proffitt's and Carson's will release monthly sales as usual on the first Thursday following the month end. Proffitt's will release third quarter results on Thursday, November 20 at the close of business as planned, and we will have our regularly scheduled conference call on Friday, November 21 at 10:00 a.m. ET. The dial-in number is 904-779-4774. Carson's will release third quarter results on Thursday, November 13 as planned and will have their regularly scheduled conference call at 10:00 a.m. CT that day. The dial-in number is 800-482-5547.

Again, please call me at 423/981-6243 today or anytime in the next few days if I can be of assistance.

Brad Martin

Thank you, Julia. We would now by happy to answer questions about the pending transaction.

(After questions)